UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Invacare Corporation

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Invacare Corporation

One Invacare Way

Elyria, Ohio 44035

May 11, 2009

To the Shareholders of

INVACARE CORPORATION:

By now you have received the Invacare Corporation 2008 Annual Report and Proxy Statement for the Annual Meeting of Shareholders to be held on May 21, 2009. There are several important proposals in the Proxy Statement and we trust that you will review each of them carefully.

In addition to these materials, you also may have received a letter from one of our shareholders, Amalgamated Bank’s LongView SmallCap 600 Index Fund, asking you to vote for Proposal No. 7 in the Proxy Statement. Proposal No. 7, which was submitted to us by the LongView Fund, is a proposal to amend Invacare’s articles of incorporation to include a majority vote standard for the election of directors. We respectfully ask that you carefully consider, but in the end, vote AGAINST PROPOSAL No. 7. Instead, we urge you to vote FOR PROPOSAL No. 3, which is the company’s proposal to amend Invacare’s code of regulations to implement a majority vote director resignation procedure. We believe the company’s Proposal No. 3 strikes the right balance of Board accountability and flexibility that is appropriate for Invacare and accomplishes the same basic purpose as the shareholder proposal.

COMPANY PERFORMANCE

We feel that a key to enhancing the long-term value of Invacare’s shares is maintaining the stability and continuity of the outstanding Board of Directors that Invacare currently enjoys. We believe the procedure in Proposal No. 3 is better-suited to promoting Board stability and continuity than the requirements in the shareholder’s proposal.

We have always pursued a strategy and course of action which focuses on the long-term best interests of the company and its shareholders. This strategy has led to the company’s significant growth from $19.5 million in revenues in 1979 to approximately $1.8 billion in 2008. Today we are a world leader in the manufacture and distribution of home medical equipment.

In terms of operating performance, Invacare initiated a substantial, multi-year program of cost reduction and operational change, the benefits of which are beginning to be reflected in substantially improved operating results. Our 2008 net earnings were $38.6 million as compared to $1.2 million in 2007, and our first quarter 2009 net earnings per share were $0.08 as compared to first quarter 2007 net earnings per share of $0.07. In our April 23, 2009 earnings release, we forecasted our 2009 performance to improve over 2008 – something few NYSE companies are projecting in the current economic environment.

We believe that these actions, coupled with our opportunities to grow our business and further consolidate the industry, promise an exciting future for Invacare. We truly have the chance in the coming years to build one of America’s great healthcare companies. In our view, maintaining the outstanding talent and stability of our current Board of Directors, which is committed to increasing the long-term value of Invacare, will help us achieve this goal.

GOVERNANCE

The Board of Directors has been responsive to shareholder requests and has taken actions to adopt corporate governance practices that we believe are consistent with both current trends and the best interests of shareholders. The specific actions taken this year include:

•	proposed that shareholders adopt a majority voting director resignation procedure (Proposal No. 3 in the Proxy Statement);
•	confirmed in the Proxy Statement the company’s intent to propose to declassify the Board of Directors at the company’s 2010 annual meeting;

•	amended the Corporate Governance Guidelines to add a shareholder engagement process for interaction between the Board and shareholder proponents whose proposals receive majority support.

These last two actions were taken in response to two shareholder proposals. After the company’s engagement with the proponents, both shareholder proposals were withdrawn.

In 2007 and 2008, Invacare took these additional actions based in part on the input of shareholders:

•	established the position of Lead Director;
•	eliminated supermajority voting requirements in Invacare’s corporate charter documents;
•	added certain “clawback” provisions to Invacare’s incentive compensation plans; and
•	added annual proxy disclosures of Invacare’s “equity burn rate” from equity incentive plans.

We disagree with the LongView Fund’s assertion that the need for greater director accountability is compelling at Invacare. The numerous steps taken to enhance Invacare’s corporate governance structure over the last few years are the actions of a thoughtful and well-informed Board of Directors.

We believe the LongView Fund’s Proposal No. 7 is too rigid and is not necessary or appropriate for Invacare and will make recruiting high quality board members difficult. In our view, the procedure in Proposal No. 3 addresses the principal substantive aspects of the shareholder’s proposal while providing the Board with the flexibility necessary to address and adapt to uncertainty that may arise as a result of this structure.

PLEASE VOTE AGAINST PROPOSAL NO. 7

The Board of Directors feels that the majority voting director resignation procedure that the company has put forth in Proposal No. 3 in the Proxy Statement strikes the relative balance of accountability and flexibility that is appropriate for Invacare. Accordingly, the Board unanimously recommends that shareholders adopt the company’s proposed majority voting regime by voting FOR PROPOSAL No. 3 and AGAINST PROPOSAL No. 7.

We recently mailed proxy materials to you for the Annual Meeting of Shareholders to be held on May 21, 2009, which materials included a proxy card. For your convenience, an additional proxy card has been included with this letter. We encourage you to complete, sign and return the proxy card as soon as possible to ensure that your shares will be represented at the annual meeting.

The Notice of Annual Meeting, Proxy Statement and 2008 Annual Report are available on the Internet at www.invacare.com/annualreport. Invacare also will provide a copy of any of these documents to any shareholder free of charge, upon request by writing to: Shareholder Relations Department, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036-2125.

If you hold your shares in a bank or brokerage account, you must provide instructions to them on how to vote on your behalf or they will be unable to vote your shares on certain proposals, including Proposal No. 7. Your bank or broker may have provided copies of the proxy materials to you electronically. Please check the information provided in the proxy materials provided to you by your bank or broker for information on how to instruct the bank or broker to vote on your behalf.

If you have any questions or would like assistance in voting your Invacare Corporation common shares, please call our proxy solicitor, Morrow & Co., LLC, toll-free at (800) 662-5200.

Thank you for your consideration. Invacare’s management remains committed to taking actions in your best interests and in delivering outstanding long-term results.

Very truly yours,

A. MALACHI MIXON, III

Chairman and Chief Executive Officer